Exhibit 10.3

CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into as of the ___day of September, 2014 by and between Anixter International Inc., a Delaware corporation (the “Company”), and [___________________]1 (the “Executive”) and shall be effective as of the date hereof (the “Effective Date”).
W I T N E S S E T H
WHEREAS, the Executive currently serves as a key employee of the Company and his or her services and knowledge are valuable to the Company; and
WHEREAS, the Committee (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive’s continued services and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive’s full attention and dedication to the Company, and in order to further such interests, the Committee has authorized the Company to enter into this Agreement.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:
1.    Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
(a)“Board” means the Board of Directors of the Company.
(b)    “Cause” means (i) the Executive’s willful and continued failure to substantially perform the Executive’s employment duties in any material respect (other than such failure resulting from physical or mental incapacity), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes the Executive has failed to perform the Executive’s duties, and after the Executive has failed to resume substantial performance of the Executive’s duties on a continuous basis within thirty (30) calendar days of receiving such demand; (ii) the Committee’s determination, in good faith, that the Executive has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting willful misconduct or gross negligence relating to the business of the Company that are demonstrably and materially injurious to the Company or (iii) a plea of guilty or nolo contendere by the Executive, or conviction of the Executive, for a felony under federal or state law.
(c)    “Change in Control” means the following:
(1)any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as

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1 A form of this agreement has been entered into with each of the Company’s Named Executive Officers: Robert J. Eck, President and Chief Executive Officer; Theodore A. Dosch, Executive Vice President and Chief Financial Officer; William A. Galvin, Executive Vice President; Giulio Berardesca, Executive Vice President and William A. Standish, Executive Vice President.

amended (the “Exchange Act”), acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;
(1)individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;
(2)any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total “Gross Fair Market Value” (which term, as used herein means the value of assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 51% of the total Gross Fair Market Value of all of the Company immediately before such acquisition or acquisitions; or
(3)there is consummated a reorganization, merger or consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), that results in the Outstanding Voting Securities immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such Business Combination.
(d)     “Code” means the Internal Revenue Code of 1986, as amended, including any regulations adopted thereunder.
(e)    “Committee” means the Compensation Committee of the Board.
(f)    “Disability” means the inability of the Executive to perform the essential functions of the Executive’s position, as required, with or without reasonable accommodation,

due to a physical or mental incapacity or disability lasting for a continuous period of 120 days or any 180 days within any 12-month period. In the event of any dispute regarding the existence of an Executive’s incapacity or disability, the matter shall be resolved by the determination of a physician selected by the Company and the Executive agrees to submit to appropriate medical examinations for purposes of such determination.
(g)    “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events:
(1)    a material diminution in the Executive’s authority, duties or responsibilities with the Company as in effect immediately prior to the Change in Control (including, without limitation, a material adverse change in the Executive’s reporting relationship after the Change in Control as a result of the Company’s stock ceasing to be publicly traded, of the Company’s becoming a subsidiary of another entity or otherwise);
(2)    a material reduction in the Executive’s rate of annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter (or the failure to pay such compensation);
(3)    a change in the target bonus opportunities, long-term incentive opportunities and employee benefits provided by the Company to the Executive such that the target bonus opportunities, long-term incentive opportunities and employee benefits provided to the Executive by the Company are materially less, in the aggregate, than those provided to the Executive immediately prior to the Change in Control;
(4)    any requirement of the Company that the Executive be based more than 50 miles from the facility where the Executive is based immediately before the Change in Control (excluding reasonable travel on Company business to the extent substantially consistent with the Executive’s authority, duties or responsibilities with the Company); or
(5)    the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 10(b) or any other material breach of this Agreement (or other material agreement between the Company and the Executive);
provided, however, that Good Reason shall not exist unless (i) the Executive provides written notice to the Company within 90 days of the initial occurrence of any of the events described in clauses (1)-(5), or, if later, the date on which the Executive first has knowledge of the circumstances constituting such event; (ii) the Company fails to cure the event or circumstances within thirty (30) days after receipt of such notice; and (iii) the Executive’s Termination Date is effective not later than one (1) year following the initial existence of the event giving rise to Good Reason.
(h)    “Qualifying Termination” means a termination of the Executive’s employment (1) by the Company without Cause, (2) by the Executive for Good Reason, (3) due to the Executive’s death, or (iv) due to the Executive’s Disability. In no event shall a Qualifying

Termination include a termination of the Executive’s employment (i) by the Company for Cause or (ii) by the Executive for any reason other than Good Reason.
(i)    “Termination Date” means the date on which the Executive separates from service within the meaning of Section 409A of the Code.
(j)    “Termination Period” means the period beginning on (and including) the date of a Change in Control and ending on (and including) the date that is the eighteenth (18th) month anniversary of the Change in Control.
2.    Payments upon Termination of Employment.
(a)    Accrued Obligations. If the employment of the Executive shall terminate for any reason and at any time, the Company shall immediately pay to the Executive (or the Executive’s beneficiary or estate), a cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 3) equal to the sum of (1) the Executive’s base salary from the Company through the Termination Date, to the extent not theretofore paid and (2) any accrued and unused vacation pay (payable in accordance with Company policy), in each case, to the extent not theretofore paid.
(b)    Change in Control Severance. If a Change in Control occurs and the Executive experiences a Qualifying Termination during the Termination Period, then subject to Section 8, in addition of the payments described in Section 2(a),
(1)    the Company shall pay to the Executive a lump-sum cash payment (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 3) in an amount equal to [___]2 times the sum of (i) the Executive’s annual base salary as in effect immediately prior to the Termination Date (or date of the Change in Control, if greater) and (ii) the target annual bonus payable to the Executive for the calendar year in which the Termination Date occurs (or in which the Change in Control occurs, if greater). Such amount shall be paid within ten (10) days following the Termination Date;
(2)    the Company shall pay to the Executive (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 3), an amount equal to the target annual bonus payable to the Executive for the calendar year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days the Executive was employed during such calendar year (up to and including the Termination Date) and the denominator of which is 365. Such amount will be paid within ten (10) days following the Termination Date;
(3)    beginning on the Executive’s Termination Date and continuing for a period of [___]3 months following on the first day of the first month following the Termination Date (the “Continuation Period”), the Company shall continue to provide the Executive (and the Executive’s covered spouse and dependents, as applicable) with group health plan coverage at the same level of coverage and at the same premium cost as in

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2 2.0 times for Messrs. Eck and Dosch and 1.5 times for Messrs. Galvin, Berardesca and Standish.
3 24 months for Messrs. Eck and Dosch and 18 months for Messrs. Galvin, Berardesca and Standish.

effect immediately prior to the Termination Date. Continued coverage as provided pursuant to this Section 2(b)(3) shall be in addition to any continued coverage to which the Executive (and the Executive’s covered spouse and dependents, as applicable) are entitled to elect upon the expiration of the Continuation Period pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the Executive’s expense; and
(4)    the Company shall pay to the Executive a lump sum payment in an amount up to $15,000 which payment is intended to reimburse the Executive for any fees incurred with respect to outplacement services. Such amount shall be paid within ten (10) days following the Termination Date.
(c)    In Contemplation of Change in Control Severance. If the Executive’s employment is terminated by the Company without Cause prior to a Change in Control at the direction or request of any person or group contemplating a Change in Control, and a Change in Control involving such person or group occurs within twelve (12) months following such direction or request, then solely for purposes of this Agreement, the employment of the Executive shall be deemed to have been terminated as of the date of the Change in Control and the Executive shall be entitled to the benefits set forth in Section 2(b) determined as of the Executive’s actual Termination Date. Any amounts payable pursuant to this Section 2(c) shall be paid within ten (10) days following the Change in Control. In no event shall an Executive be entitled to receive severance payments and benefits under both Section 2(b) and Section 2(c).
(d)    Outstanding Equity Awards. In the event of a Change in Control, any and all outstanding equity awards held by the Executive immediately prior to such Change in Control shall vest and become exercisable, in each case, to the extent provided under the terms of the applicable award agreement and/or equity plan pursuant to which such equity award was granted.
3.    Withholding Taxes. The Company may withhold from all payments due to the Executive (or his or her beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
4.    Certain Reductions Due to Section 280G. Notwithstanding any provision of this Agreement to the contrary, in the event it shall be (or is subsequently) determined that any payment, benefit or acceleration of vesting by the Company to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) (“Potential Parachute Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law (“Excise Taxes”), then the Potential Parachute Payments shall be reduced to an amount that is one dollar less than the smallest amount that would give rise to such excise tax (the “Reduced Amount”) if and only if such Reduced Amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the Executive with respect thereto) of the unreduced Potential Parachute Payments payable to the Executive. If any Potential Parachute Payments are required to be reduced pursuant to this Section 4, there shall be no discretion in the ordering of the Potential Parachute Payments so reduced, and such reductions shall be applied first to the amount of lump-sum cash severance payments payable under Section 2(b) or Section

2(c) this Agreement, and if further reductions are necessary, such reductions shall be applied on a prorated basis to all other Potential Parachute Payments.
5.    Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest thereon at a rate equal to the prime rate, as published in The Wall Street Journal from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive’s statement for such fees and expenses (to the extent paid by the Executive) through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding that the Executive’s claims in such contest or dispute were without merit, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 5, including interest at an annual rate equal to the prime rate as in effect on the date of such resolution (as reported in The Wall Street Journal).
6.    Termination of Agreement. This Agreement shall be effective on the Effective Date and shall terminate upon the earlier to occur of (i) the Executive’s termination of employment with the Company for any reason prior to a Change in Control and (ii) the expiration of the Termination Period with respect to the first Change in Control to occur after the date of this Agreement; provided, however, that if (x) the Executive incurs a Qualifying Termination during the Termination Period or (y) a Change in Control occurs within twelve (12) months following the Executive’s termination by the Company without Cause at the direction or request of any person or group contemplating a Change in Control, this Agreement shall continue in full force and effect until such time as all obligations of the Company hereunder have been fulfilled and all benefits required hereunder have been paid or provided to the Executive.

7.    Restrictive Covenants.
(a)    Non-Competition. The Executive acknowledges and recognizes the confidential information and records provided by the Company and its successors and assigns, the benefits contemplated hereunder, and the professional training and experience he will receive from the Company, as well as the highly competitive nature of the Company’s business, and in consideration of all of the above, agrees that during the Executive’s employment with the Company and for the [__]4 months (the “Restriction Period”) thereafter, the Executive shall not compete with the business of the Company, its subsidiaries or affiliates (collectively, the “Company Group”). For purposes hereof, “competition” shall mean any engaging, directly or indirectly, in the “Covered Business” (as hereinafter defined) in any state of the United States of America or any nation in which the Company Group is conducting business as of the Executive’s Termination Date. For purposes of this Agreement, “Covered Business” shall mean any business engaged by the Company Group immediately prior to the Executive’s Termination Date. For purposes of this Section 7, the phrase “engaging, directly or indirectly” shall mean engaging

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4 24 months for Messrs. Eck and Dosch and 18 months for Messrs. Galvin, Berardesca and Standish.

directly or having an interest, directly or indirectly, as owner, partner, shareholder, agent, representative, employee, officer, director, independent contractor, capital investor, lender, consultant or advisor (other than as the holder of less than 2% of the outstanding stock of a publicly-traded corporation), either alone or in association with others, in the operation of any aspect of any type of business or enterprise engaged in any aspect of the Covered Business.
(b)    Non-Solicitation. The Executive agrees that during the Executive’s employment with the Company and for the duration of the Restriction Period, the Executive shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants, or representatives of the Company Group to leave the Company Group; or (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company Group to become employees, agents, representatives or consultants of any other person or entity.
(c)    Reasonableness. The Executive understands that the provisions of Sections 7(a) and (b) may limit Executive’s ability to earn a livelihood in a business similar to the businesses of the Company Group but nevertheless agrees and hereby acknowledges that the restrictions and limitations thereof are reasonable in scope, area, and duration, are reasonably necessary to protect the goodwill and business interests of the Company, and that the consideration provided under, or contemplated by, this Agreement is sufficient to justify the restrictions contained in such provisions. Accordingly, in consideration thereof and in light of the Executive's education, skills and abilities, the Executive agrees that the Executive shall not assert that, and it should not be considered that, such provisions are either unreasonable in scope, area, or duration, or will prevent him or her from earning a living, or otherwise are void, voidable, or unenforceable or should be voided or held unenforceable.
(d)    Enforcement.
(1)    The parties hereto agree and acknowledge that the covenants and agreements contained herein are reasonable in scope, area, and duration and necessary to protect the reasonable competitive business interests of the Company, including, without limitation, the value of the proprietary information and goodwill of the Company.
(2)    The Executive agrees that the covenants and undertakings contained in Section 7 of this Agreement relate to matters which are of a special, unique and extraordinary character and that the Company cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches any of these covenants or undertakings. Therefore, the Executive agrees that the Company shall be entitled, as a matter of course, without the need to prove irreparable injury, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by the Executive and such other persons as the court shall order. The Executive agrees to pay costs and legal fees incurred by the Company in obtaining such injunction and the Company agrees to pay costs and legal fees incurred by the Executive in any unsuccessful effort to obtain such injunction.

(3)    Rights and remedies provided for in this Section 7(d) are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law.
(4)    In the event that any provision of this Agreement shall to any extent be held invalid, unreasonable or unenforceable in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitrator making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such unenforceable provisions to the minimum extent necessary) in order to make such provision enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement; then that unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitrator determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.
(e)    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company Group, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company Group and those designated by it.
8.    Release. The Executive's execution of a complete and general release of any and all of his or her potential claims (other than for benefits described in this Agreement or any other vested benefits with the Company and/or its affiliates) against the Company, any of its affiliated companies, and their respective successors and any officers, employees, agents, directors, attorneys, insurers, underwriters, and assigns of the Company, its affiliates and/or successors, is an express condition of the Executive's right to receive any payments, vesting or benefits under any equity awards or this Agreement. The Executive shall be required to execute a Waiver and Release Agreement which documents the release required under this Section 8, the customary form of which shall be provided to the Executive by Company.

9.    Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its Affiliates and, if the Executive’s employment with the Company or its Affiliates shall terminate at a time other than the Termination Period, then, except as specifically provided herein, the Executive shall have no further rights under this Agreement.
10.    Successors; Binding Agreement.
(a)    This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred, and all references herein to actions or omissions of the Company following such merger, consolidation or transfer of assets shall be deemed references to actions or omissions of such surviving or resulting corporation or transferee.
(b)    The Company agrees that concurrently with any merger or consolidation in which the Company is not the surviving or resulting corporation or any transfer of all or substantially all of the assets of the Company, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive, all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to or concurrently with the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement.
(c)    This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
11.    Notices.
(a)    For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed:
(1)    if to the Executive, to the home address of the Executive maintained in the Company’s business records, and if to the Company, to Anixter International Inc, 2301 Patriot Blvd. Glenview, IL 60026, Attention: Executive Vice President and General Counsel, with a copies to the Secretary and the Chairman of the Compensation Committee of the Board, or

(2)    to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(b)    A written notice of the Executive’s Termination Date by the Company or the Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) specify the Termination Date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
12.    Full Settlement; Resolution of Disputes.
(a)    The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
(b)    If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive’s employment, then, unless and until there is a final, nonappealable judgment by a court or arbitral tribunal of competent jurisdiction or a written agreement signed by both parties addressing such dispute, in each case declaring that such termination was for Cause, that the termination of employment by the Executive was without Good Reason, or that the Company is not otherwise obligated to pay any amount to the Executive and his or her dependents or other beneficiaries, as the case may be, under Section 2, the Company shall pay all amounts, and provide all benefits, to the Executive and the Executive’s dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to this Agreement as though such termination were by the Company without Cause or by the Executive due to Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 12(b) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjusted by such court not to be entitled.
13.    Employment with Affiliates. Employment with the Company for purposes of this Agreement shall include employment with any subsidiary, parent or affiliate of the Company.
14.    Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. All payments and benefits provided under this Agreement are intended to be exempt from

Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose, each payment shall constitute a “separately identified” amount with the meaning of Treasury regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, then (i) each such payment which is conditioned upon the Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the Termination Date, then to the extent any amount payable under this Agreement is payable upon the Executive’s separation from service, within the meaning of Section 409A of the Code, and under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s Termination Date, such payment shall be delayed until the earlier of (a) the date immediately following the six-month anniversary of the Termination Date or (b) the date of the Executive’s death. Any reimbursement or advancement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
15.    Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.
16.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.
17.    Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise expressly set forth in this Agreement, the rights and obligations of, and the benefits payable to, the Executive, or his or her estate or beneficiaries pursuant to this Agreement are in addition to any rights and obligations of, and benefits payable to, the Executive, or his or her estate or beneficiaries under any other employee benefit plan, employment agreement or compensation program of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

ANIXTER INTERNATIONAL INC.

By: _______________________________________________
Name:
Title:
__________________________________________________

EXECUTIVE

By: _______________________________________________
Name:
Title: